Filed Pursuant to Rule 424(b)(3)
Registration No. 333-126087

KBS REAL ESTATE INVESTMENT TRUST, INC.

SUPPLEMENT NO. 48 DATED MARCH 26, 2008

TO THE PROSPECTUS DATED JANUARY 13, 2006

This document supplements, and should be read in conjunction with, the prospectus of KBS Real Estate Investment Trust, Inc. dated January 13, 2006, as supplemented by supplement no. 28 dated July 3, 2007, supplement no. 37 dated October 3, 2007, supplement no. 45 dated January 3, 2008, supplement no. 46 dated February 8, 2008 and supplement no. 47 dated February 29, 2008. As used herein, the terms “we,” “our” and “us” refer to KBS Real Estate Investment Trust, Inc. and, as required by context, KBS Limited Partnership, which we refer to as our “Operating Partnership” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose:

•	the extension of the offering through May 30, 2008.

Extension of the Offering

On March 26, 2008, our board of directors approved an extension of our primary offering of 200,000,000 shares until the earlier of the sale of all 200,000,000 shares or May 30, 2008. Under rules promulgated by the SEC, we could extend our primary offering until January 13, 2009, and in some circumstances we could continue our primary offering until as late as July 12, 2009. If we extend our offering beyond May 30, 2008, we will provide that information in a prospectus supplement. We may continue to offer shares under our dividend reinvestment plan beyond these dates until we have sold 80,000,000 shares through the reinvestment of distributions. In many states, we will need to renew the registration statement or file a new registration statement to continue the offering for these periods. We may terminate this offering at any time.